1 Becton Drive Franklin Lakes, NJ 07417 www.bd.com	Exhibit 99.1

News Release

Contacts:
Colleen T. White, Corporate Communications – 201-847-5369
Patricia A. Spinella, Investor Relations – 201-847-5453

BD BOARD DECLARES DIVIDEND

Franklin Lakes, NJ (January 29, 2008) – The Board of Directors of BD (Becton, Dickinson and Company) (NYSE:BDX) has declared a quarterly dividend of 28.5 cents per common share. The dividend will be payable on March 31, 2008 to holders of record on March 10, 2008. The indicated annual dividend rate is $1.14 per share.

About BD

BD, a leading global medical technology company that manufactures and sells medical devices, instrument systems and reagents, is dedicated to improving people’s health throughout the world. BD is focused on improving drug therapy, enhancing the quality and speed of diagnosing infectious diseases, and advancing research and discovery of new drugs and vaccines. The Company’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 28,000 people in approximately 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, industry and the general public. For more information, please visit www.bd.com.

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